Exhibit 10.36
SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is entered into as of December 30, 2022 between American Equity Investment Life Holding Company and American Equity Investment Life Insurance Company (collectively, the “Company”) and Phyllis Zanghi (“Executive”) (collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, Executive is separating from her current position with the Company and its affiliates; and
WHEREAS, in accordance with the terms set forth below, Executive will serve as special advisor to the Company for a transition period commencing on January 1, 2023 and ending February 28, 2023, at which time Executive will cease to perform any services for the Company and its affiliates.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.Terms of Employment and Resignation from Positions. In accordance with the terms below, Executive hereby resigns as Executive Vice President and Chief Legal Officer and all other positions as an officer or director of the Company and its subsidiaries and affiliates (the “Company Group”) effective as of the close of business on December 31, 2022 (the “Officer Resignation Date”). So long as she complies with the terms and conditions of this Agreement as set forth below, Executive shall remain as an employee from January 1, 2023 through February 28, 2023 (the “Special Advisor Period”), and shall resign from employment with all members of the Company Group, effective as of February 28, 2023 (the “Termination Date”). Through the Termination Date:
(a)Executive as may be specifically requested by the Company’s Board, CEO, or its or his delegate, Executive shall cooperate with and assist in the orderly transition of her duties as Executive Vice President and Chief Legal Officer and perform such other duties and responsibilities consistent with her knowledge and experience as shall be reasonably requested. All work requested by the Company shall be typical of a transition of knowledge. No new matters or records will be presented to Executive for opinion or sign-off during the Special Advisor Period.
(b)Executive’s current base salary shall remain in effect, and Executive (and her eligible dependents) shall also remain eligible to participate in the Company’s applicable employee benefit plans and shall remain subject to and comply with the Company’s code of business conduct and other employment policies through the Termination Date. To the extent that a provision of this Agreement contradicts the Company’s Code of Conduct or other employment policy, the terms of this Agreement shall supersede such provision or term of the Code of Conduct or other employment policy. From the date of this Agreement and except as may be necessary or appropriate to fulfill the duties assigned to Executive in respect of the Special Advisor Period, Executive may not discuss with any person, including, but not limited to current and former Company employees and current, former and potential Company clients, business partners or contacts any Company-related business or Proprietary and Confidential Information, as defined in the Form of Waiver and Release Agreement attached hereto as Exhibit B (the “Waiver and Release”). Nothing herein prevents Executive from having a purely personal conversation with any such person without discussing any Company-related business or Proprietary and Confidential Information of the Company.
2.Severance Benefits. Executive is being asked to sign this Agreement two times. In consideration for signing the First and Second Executions of this Agreement (as defined below in Section 6), and in exchange for the promises, covenants and waivers set forth herein, the Company will provide Executive with the following payments and benefits, which will be subject to applicable taxes and withholding pursuant to Section 3 of this Agreement:
(a)In consideration of the First Execution of this Agreement:
(i)Executive will become entitled to continue to provide services during the Special Advisor Period through the Termination Date, during which time Executive will receive base salary and benefits; and
(ii)The Company will pay the Executive two hundred thousand dollars ($200,000) as her award under the 2022 Short-Term Incentive Plan (“STIP”), to be paid on March 3, 2023; and
(iii)Executive will retain all of Executive’s vested equity in the Long- Term Incentive Plan (“LTIP”) pursuant to the terms of the LTIP and, subject to the conditions in Section 2(c) below, all of the Executive’s unvested equity as of the date of this Agreement will continue to vest and be paid out in the tranches as scheduled and as if Executive remained at the Company as an active employee.
(iv)Executive will receive an LTIP award for 2022 in the amount of one million and one hundred thousand dollars ($1,100,000), which is expected to be granted on February 23, 2023 and vest and be paid as scheduled in the ordinary course of business, which LTIP award will consist of the following:
1)55% Performance Share Units,
2)20% Time-Based Restricted Stock Units, and
3)25% Deferred Long-Term Incentive Cash Plan; and
(v)The Company will reimburse Executive a maximum of eight thousand dollars ($8,000) representing the approximate cost equivalent to the buyout Executive’s lease in respect of an apartment located at [REDACTED] (the “Iowa Apartment”). Executive agrees to provide evidence of payment of such expenses within six (6) months of having accrued same; and
(vi)The Company will reimburse Executive a maximum of fifteen thousand dollars ($15,000) representing the approximate cost of relocation expenses. Executive agrees to provide evidence of such payment of such expenses within six (6) months of having accrued same; and
(vii)The Company will reimburse Executive a maximum of ten thousand dollars ($10,000) representing the approximate cost of outplacement services. The applicable vendor must bill the Company within six (6) months of the date of this Agreement, directed to both Kate Etinger [REDACTED] and Connie Egger [REDACTED]; and
(viii)The Company will reimburse Executive a maximum of fifteen thousand dollars ($15,000) representing the approximate cost of transition coaching. The applicable vendor must bill the Company within six (6) months of the date of this Agreement, directed to both Kate Etinger [REDACTED] and Connie Egger [REDACTED]; and
(ix)The Company and Executive will make best efforts to agree upon a statement the Company would be permitted to share with executive search firms, and other potential employers requesting a reference for Executive, as may be agreed upon by and between Executive and the Company; and
(x)The Company shall pay to Executive’s attorney a payment of two hundred seventy-five thousand dollars ($275,000) in attorneys’ fees, which shall be reported on two IRS Form 1099s, one to Executive, and one to her attorneys (Stowell & Friedman, Ltd.). Such fees shall be paid within sixty (60) days following Executive’s First Execution; and
(xi)Executive will become eligible for the payments and benefits set forth in Section 2(b) below, in accordance with the terms of Section 2(b).
(b)In consideration of the Second Execution of this Agreement, but only so long as Executive has not revoked her signature:
(i)Executive will receive a payment of five hundred thirty-three- thousand three hundred thirty-three dollars and thirty-three cents ($533,333.33) representing a consulting bonus for her role as a Special Advisor during the Special Advisor Period, to be paid on May 15, 2023; and
(ii)Executive will receive a payment of eight hundred and twenty-five thousand dollars ($825,000) representing Executive’s severance payment, to be paid on May 15, 2023; and
(iii)Executive will receive a payment of twenty thousand dollars ($20,000) that equals the approximate cost of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Executive (and applicable dependents) for eighteen (18) months, to be paid on May 15, 2023.
(c)Long-Term Incentive Awards. With respect to any outstanding equity awards granted to Executive by the Company under the LTIP as of the Officer Resignation Date, and any equity awarded to Executive under the LTIP pursuant to this Section 3, Executive shall be eligible for continued vesting and exercisability for the maximum period allowable under each award agreement as if Executive had remained an active employee of the Company through the entire term of each award agreement issued to Executive. The respective payout amounts (if any) of such awards shall be determined in a manner consistent with that used to determine the amounts of such awards payable to active executives for such respective periods. All such awards payable in shares shall be subject to the Company’s applicable resale restrictions, if any. The specific equity awards granted to Executive under the LTIP by the

Company as of the Executive Separation Date to which this subparagraph shall apply are listed in Exhibit A hereto.
(d)Executive and Other Benefits.
i.If Executive is entitled to any benefit under any employee benefit plan of the Company that is accrued and vested on the Termination Date and that is not expressly referred to in this Agreement, such benefit shall be provided to Executive in accordance with the terms of such employee benefit plan.
ii.Notwithstanding anything else contained in this Agreement to the contrary, Executive acknowledges and agrees that Executive is not and shall not be entitled to benefits under any other severance or change in control plan, program, agreement or arrangement, and that the benefits provided under this Agreement shall be the sole and exclusive benefits to which Executive may become entitled upon her termination of employment. In the event Executive dies prior to executing the Waiver and Release, neither she, her estate, nor any other person shall be entitled to any further compensation or benefits under this Agreement, unless and until the executor of Executive’s estate (and/or such other heirs or representatives as may be requested by the Company) executes upon Company request and does not revoke the Second Execution of this Agreement, which shall include all releases of claims set forth in the Waiver and Release attached as Exhibit B. The time within which Executive’s estate (and/or such other heirs or representatives) may execute the Second Execution shall accelerate, such that the Second Execution must be executed within 21 days of the Executive’s death. Changes to the Waiver and Release will be made only in accordance with changes in applicable law.
3.Tax Withholding and Reporting. Where applicable, the Company shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with Executive’s Form W-4 on file with the Company and all applicable social security and Medicare taxes. The Company shall report all amounts, including taxable amounts, attorneys’ fees and any taxable reimbursements, as required under applicable federal, state and local laws.
4.Waiver and Release. Notwithstanding anything herein to the contrary, Executive’s right to the payments and benefits under this Agreement shall be contingent upon Executive (a) successfully cooperating with and assisting in the orderly transition of her duties as may reasonably be requested from time to time, (b) having executed and delivered to the Company the First and Second Executions of this Agreement (as defined below in Section 6), (c) not revoking, if applicable, such releases in accordance with the terms of the releases, and (d) Executive not violating any of Executive’s ongoing obligations under this Agreement including without limitation the Restrictive Covenants described below in Section 5. For avoidance of doubt, the Waiver and Release is incorporated into and made a part of this Agreement, such that when Executive signs each Execution of this Agreement, Executive will be deemed to have signed the Waiver and Release.
5.Restrictive Covenants.
(a)Nonsolicitation and No-hire. In further consideration of the payments by the Company to Executive pursuant to this Agreement, Executive hereby covenants and agrees that, while employed by the Company (including during the Special Advisor Period) and for the 18-month period following the Termination Date, Executive shall not either directly or indirectly on Executive’s own behalf or in the service or on behalf of others (i) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any employee or independent contractor of the Company Group to give up, or to not commence, employment or a business relationship with the Company Group, (ii) unless otherwise in contravention of applicable law, directly, or indirectly through direction to any third party, hire or engage, or cause to be hired or engaged, any person who is an employee or independent contractor of the Company Group, or (iii) attempt to influence, persuade or induce, or knowingly assist any other person in so influencing, persuading or inducing, any agent, consultant, vendor, supplier or customer of the Company Group with whom Executive has had contact within the last twenty-six (26) months of her relationship with the Company Group or about whom Executive has confidential information to give up or not commence, a business relationship with the Company Group. Nothing in this Section 5(a) shall preclude Executive from utilizing the services of a vendor such as a law firm or search firm that she used as an employee of the Company, except that Executive may not hire (in accordance with the terms of this Section) any candidate that a search firm introduced to the Company (and about whom Executive became aware during her employment with the Company).
(b)Nondisparagement. The Executive agrees and promises that Executive will not make any disparaging remarks or comments regarding the Company, its parents, affiliates and successors and its and their officers, directors, employees, agents and representatives. Executive further agrees not to post or publish any information pertaining to the Company, its parents, affiliates and successors and its and their officers, directors, employees, agents and representatives on the internet or in any manner. The Company shall direct Anant Bhalla, Pradip Ghosch, and Jim Hamalainen not to make any disparaging remarks or comments regarding Executive.
(c)Enforcement.
i.Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 5 or 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. However, prior to seeking any equitable remedy, the Company shall provide notice to Executive’s counsel of record of its belief that any breach or threatened breach occurred. The Company and Executive shall engage in good faith for a period of five (5) days to cure any breach or threatened breach.
ii.In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to Executive pursuant to this Agreement in the event that Executive has breached any of Executive’s obligations under Sections 5 and 9 as determined by a court of competent jurisdiction. In such event, the Company may require that Executive repay all cash amounts theretofore paid to Executive pursuant to this Agreement and, in such case, Executive shall promptly repay such amounts on the terms determined by the Company. Notwithstanding anything to the contrary, any outstanding equity awards (including any shares issued upon vesting of the award) shall be subject to any clawback provisions set forth in the applicable award agreement and all equity awards shall be subject to any clawback or recoupment policy adopted by the Board from time to time.
iii.If the Company seeks a restraining order, an injunction or any other form of equitable relief, and recovers any such relief, the Company shall be entitled to recover its reasonable attorneys’ fees, court costs, and other costs incurred obtaining that relief (even if other relief sought is denied). If the Company obtains a final judgment of a court of competent jurisdiction, pursuant to which Executive is determined to have breached her obligations under this Agreement, the Company shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred by the Company in obtaining such judgment. If the Company seeks a restraining order, an injunction or any other form of equitable relief, and is denied any such relief, the Executive shall be entitled to recover her reasonable attorneys’ fees, costs, and expenses. If the Company obtains a final judgment of a court of competent jurisdiction, pursuant to which Executive is not determined to have breached her obligations under this Agreement, the Executive shall be entitled to recover her reasonable attorneys’ fees, costs, and expenses incurred in obtaining such judgment.
iv.The parties agree that the provisions of this paragraph are reasonable and necessary. Executive understands, agrees and hereby acknowledges that the provisions of Sections 5 and 9: (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; (ii) contain reasonable limitations as to time and scope of activity to be restrained; (iii) are not harmful to the general public; and (iv) are not unduly burdensome to Executive. Executive hereby acknowledges and agrees that the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in Sections 5 and 9. In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that Executive shall not assert that, and it should not be considered that, any provisions of Sections 5 and 9 otherwise are void, voidable or unenforceable or should be voided or held unenforceable. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 5 and 9 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
6.Two Executions.
a.Executive understands that she is being asked to sign this Agreement two times. Executive must sign this Agreement the first time (the “First Execution”) on or before the Officer Resignation Date. After Executive signs the First Execution, Executive shall become eligible for the payments and benefits described in Section 2(a) above. Importantly, when Executive signs the First Execution of this Agreement, Executive is agreeing to each provision of this Agreement and the accompanying Waiver and Release EXCEPT a waiver of federal age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”). Accordingly, Executive will not be entitled to revoke her signature in connection with the First Execution. Executive will, however, be waiving claims under the ADEA and OWBPA by signing the Second Execution as described below, and as such, will be provided with the opportunity to revoke her signature once she signs the Second Execution, as described in Section 7 below. Executive hereby acknowledges and agrees that she has been aware of the terms of this Agreement during the negotiation of same, and as such, had sufficient time to consider whether to sign the First Execution, fully understands the implications of such execution, and has been advised by an attorney regarding same.
b.Executive is being asked to sign this Agreement a second time (the “Second Execution”) no sooner than the Termination Date, and no later than ten (10) days following her Termination Date. After Executive signs (and does not revoke) the Second Execution, she shall become eligible for the severance payments and benefits described in Section 2(b) of this Agreement. In connection with the Second Execution of this Agreement, Executive is agreeing to each and every provision of this Agreement, including a waiver of claims under the ADEA and OWBPA.
c.Executive acknowledges that she has been provided with at least twenty- one (21) days to review this Agreement prior to being required to sign the Second Execution.
7.Revocation. Executive may revoke the Second Execution of this Agreement within seven (7) days from the date she signs the Second Execution of this Agreement, in which case the provisions of this Agreement that she will have agreed to by signing the Second Execution shall be null and void and of no force or effect on either Company or Executive. Any revocation must be in writing and received by Company before the end of the seventh day after this Agreement is executed by Executive. Such revocation must be sent to American Equity Investment Life Insurance Company, Attention: [REDACTED]. For avoidance of doubt, Executive’s revocation of the Second Execution of this Agreement shall have no effect on the First Execution of this Agreement, which shall be effective once signed by Executive.
9.Confidential Information. As part of and in connection with the execution of this Agreement between Executive and the Company, Executive acknowledges her ongoing obligation (pursuant to state law, Company policies, and her ethical obligations) to keep confidential information of the Company and its affiliates confidential. Furthermore, Executive acknowledges that she is subject to the provisions pertaining to Confidential and Proprietary Information of the Company set forth in the attached Waiver and Release.
10.Certain Tax Matters. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. All references in this Agreement to Executive’s termination of employment shall mean Executive’s separation from service within the meaning of Section 409A of the Code. Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2). Any payment that is deferred compensation subject to Section 409A of the Code which is conditioned upon Executive’s execution of a release and which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of termination, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service, and (iii) would be payable prior to the six (6) month anniversary of Executive’s separation from service, then payment of such amount shall be delayed until the earlier to occur of (a) the six (6) month anniversary of the date of such separation from service or (b) the date of Executive’s death. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. Any reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred. The right to any reimbursement or in- kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. In the event the timing of any payment or benefit under this Agreement would result in any tax or penalty under Section 409A of the Code, the Company may reasonably adjust the timing of such payment or benefit if doing so will eliminate or materially reduce such tax or penalty and amend this Agreement accordingly. Executive acknowledges that Executive has been advised to consult Executive’s personal tax advisor concerning this Agreement and has not relied on the Company for tax advice.
6.Return of Company Property. As requested and no later than the Officer Resignation Date, Executive agrees that she shall immediately return to the Company any owned physical and electronic property or intellectual property, including but not limited to, any and all documents, files, or other materials, as well as any and all physical equipment, materials, supplies or other property of the Company. Notwithstanding the immediately preceding sentence, to the extent agreed to by an executive officer of the Company, Executive may retain or have access to such property as is necessary or appropriate for the performance of Executive’s duties as a Special Advisor.
7.Publicity. Executive and the Company shall work together in good faith to issue an agreed upon announcement with respect to Executive’s departure from the Company.
8.Other Employment; Other Plans. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any provision of this Agreement. The amounts payable hereunder shall not be reduced by any payments received by Executive from any other employer.
9.Indemnification. The Company will continue to indemnify Executive consistent with the indemnity provided to all Directors and Officers under any applicable Director and Officer insurance policy in place, and as may be amended or terminated from time to time.
10.Cooperation by Executive. During the period between the Executive’s Termination Date and September 30, 2024, Executive shall be reasonably available to the Company to respond to requests by it for information pertaining to or relating to matters which may be within the knowledge of Executive. Additionally, for an indefinite period of time, Executive shall not assist in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints on behalf of any private or third party against any of the party released under this Agreement or the Waiver and Release; however, nothing herein shall be construed as prohibiting Executive from participating as required by order, law, subpoena or otherwise in any investigation, proceeding, or action initiated or pursued by any state or federal regulatory agency or body. Executive shall cooperate fully with the Company in connection with any existing or future investigation, proceeding, dispute, claim, litigation or other proceedings brought by or against the any member of the Company Group, to the extent Company reasonably deems the Executive’s cooperation necessary, including truthful interviews, depositions, testimony, production or execution of documentation in any way related to such proceeding. Nothing herein is intended to release any claims that arise against the Company following the Second Execution of this Agreement. To the extent Executive’s cooperation or involvement in a regulatory matter is required following her resignation on February 28, 2023, the Company shall reimburse Executive for all reasonable travel costs and accommodations.
11.Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company, its affiliates, and its successors, and by Executive, Executive’s spouse, personal or legal representatives, executors, administrators and heirs. This Agreement, being personal, may not be assigned by Executive.
12.Governing Law;. This Agreement is made and entered into in the State of Iowa, and shall in all respects be interpreted, enforced and governed under the laws of Iowa. The language of all parts of this Separation Agreement and the Waiver and Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
13.Entire Agreement. This Separation Agreement and the Waiver and Release constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any other understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. For avoidance of doubt, nothing in this Separation Agreement or the Waiver and Release shall extinguish any obligations due by Executive pursuant to any grant document, LTIP or any other bonus or equity plan. Executive acknowledges that the Company has made no representations regarding the tax consequences of payments under this Agreement and has had the opportunity to consult Executive’s tax advisor.
14.Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed to be an original and which together shall constitute one and the same instrument.
15.Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
16.Beneficiary. If Executive dies prior to receiving all of the amounts payable hereunder (other than amounts payable under any plan referenced in Section 2, which shall be governed by any beneficiary designation in effect thereunder) but after executing the applicable Execution(s) of this Agreement, such amounts shall be paid, except as may be otherwise expressly provided herein or in the applicable plans, to the beneficiary (“Beneficiary”) designated with respect to this Agreement by Executive in writing to the Vice President, Corporate Compensation of the Company during her lifetime, which Executive may change from time to time by new designation filed in like manner without the consent of any Beneficiary; or if no such Beneficiary is designated, to her surviving spouse, and if there be none, to her estate.
17.Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.
18.Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid, except that in the event a determination is made that the Restrictive Covenants as applied to Executive are invalid or unenforceable in whole or in part, then this Agreement shall be void and the Company shall have no obligation to provide benefits hereunder. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.
19.Sections. Except where otherwise indicated by the context, any reference to a “Section” shall be to a Section of this Agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and Executive has executed this Agreement as follows.

FIRST EXECUTION
AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY
By:	/s/ Kate Etinger	12/31/2022
	Executive Vice President Chief People Officer	Date

EXECUTIVE		12/31/2022
	/s/ Phyllis Zanghi	Date
Phyllis Zanghi

SECOND EXECUTION
AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY
By:
Executive Vice President Chief People Officer	Date

EXECUTIVE
Date
Phyllis Zanghi

Executive must sign the First Execution no later than December 31, 2022. Executive must sign the Second Execution no sooner than the Termination Date and no later than the tenth day following the Termination Date. If Executive does not meet these execution deadlines, Executive will irrevocably lose the opportunity to receive the consideration detailed herein. Executive acknowledges and agrees that she received this Agreement on December 24, 2022.

EXHIBIT A AWARD AGREEMENTS
Target Award
1.	AEL 2.0 Stock Option Agreement – 11/19/20 Grant Date ($27.05/strike)	33,043 options
2.	AEL 2.0 Stock Option Agreement – 6/2/21 Grant Date ($31.63/strike)	14,689 options
3.	2021 Stock Option Agreement ($27.40/strike)	6,096 options
4.	2021 Restricted Stock Unit Agreement (Time-Based)	1,734 shares
5.	2022 Restricted Stock Unit Agreement (Time-Based)	3,255 shares
6.	2023 Restricted Stock Unit Agreement (Time-Based)	TBD*
7.	2021 Restricted Stock Unit Agreement (Performance)	3,467 shares
8.	2022 Restricted Stock Unit Agreement (Performance)	8,950 shares
9.	2023 Restricted Stock Unit Agreement (Performance)	TBD*
9.	Deferred Long-Term Incentive (LTI) Cash Agreement – 2022 vintage	$150,000
10.	Deferred Long-Term Incentive (LTI) Cash Agreement – 2023 vintage	$275,000

* Actual number of Performance-Based and Time-Based RSUs will be determined based on the closing AEL stock price on 2/23/2023. Target value of Performance-Based RSUs is $605,000; target value of Time-Based RSUs is $220,000.

EXHIBIT B
FORM OF WAIVER AND RELEASE UNDER
SEPARATION AGREEMENT
In consideration for her receipt of severance payments and benefits under the Separation Agreement dated January 1, 2023 (the “Separation Agreement”), Phyllis Zanghi, including any heirs, executors, and administrators (collectively, the “Executive”) hereby agrees as follows:
1.Executive hereby irrevocably and unconditionally releases, remises, and forever discharges American Equity Investment Life Holding Company, American Equity Investment Life Insurance Company (collectively, the “Company”) and each of the Company’s owners, members, insurers, stockholders, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting on behalf of, by, through, under or in concert with any of them from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorneys’ fees and costs not otherwise provided for in Section 2 of this Separation Agreement), of any nature whatsoever, in law or equity, which she ever had, now has, or she or her heirs, executors and administrators hereafter may have, from the beginning of time to the date of each of Executive’s executions of the Separation Agreement, arising from, or otherwise related to, her employment relationship with the Company or the termination thereof, including, but not limited to, any claims arising from any alleged violation by the Company of any federal, state or local statutes, ordinances or common laws, including but not limited to, the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act; the Equal Pay Act, 29 U.S.C. § 206(d) et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 681 et seq.; the Iowa Civil Rights Act of 1965, Iowa Code Chapter 216; and Iowa’s Wage Payment and Collection Act, Iowa Code Chapter 91A or any other federal, state or local laws, ordinances, regulations or Executive Orders prohibiting employment discrimination. Executive also represents that Executive has not pledged, given or sold any portion of any claim discussed in this Waiver and Release Agreement (the “Waiver and Release”) or the Separation Agreement to anyone else. For purposes of this Waiver and Release, the term “affiliate” means the definition set forth in SEC Rule 12b-2.
2.The Executive agrees, promises and covenants that neither she, nor any person, organization or any other entity acting on her behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against Company, its parents, affiliates and successors and its and their officers, directors, employees, insurers, agents and representatives, involving any matter which occurred in the past up to the date of each execution of the Separation Agreement, including any continuing effects thereof, or otherwise involving any claims, demands, causes of action, obligations, damages or liabilities which are the subject of the Separation Agreement or this Waiver and Release. Nothing in the Separation Agreement or this

Waiver and Release shall be construed to prohibit Executive from filing a charge with or participating in an investigation or proceeding conducted by the EEOC, the Iowa Civil Rights Commission or a comparable state or local agency. Notwithstanding the foregoing, Executive hereby waives, releases and forever relinquishes her right to recover monetary damages in any administrative charge she may file.
3.a. Executive acknowledges and agrees that it is necessary for Company to prevent the unauthorized use and disclosure of Proprietary and Confidential Information, as defined herein. Accordingly, and in further consideration for the payment set forth in Section 2 of the Separation Agreement, Executive agrees that she will not, directly or indirectly, (i) engage in any action that may in any way lead to the disclosure of any Proprietary and Confidential Information regarding Company to any third party (other than a court of competent jurisdiction or a federal or state regulatory agency or body as required pursuant to Section 9 of the Separation Agreement), nor (ii) use any such Proprietary and Confidential Information for her own benefit. Subject to any disclosure required pursuant to Section 9 of the Separation Agreement, Executive specifically agrees and understands that she shall not disclose or communicate to any other person or entity any Proprietary and Confidential Information acquired by her during the course of her employment with the Company.
b.For purposes of this Waiver and Release and the Separation Agreement, “Proprietary and Confidential Information” shall mean all information in any form that is proprietary and confidential to Company or its affiliates and shall include, but not be limited to, the following types of information: (i) corporate information, including contractual arrangements, plans, strategies, tactics, policies and resolutions; (ii) any litigation or negotiations; (iii) financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings that is not otherwise set forth in any public regulatory filing; (iv) operational information, including trade secrets, control and inspection practices, suppliers and vendors; and (v) personnel information, including personnel lists, resumes, personal data, medical information, compensation, organizational structure and performance evaluations. Proprietary and Confidential Information does not include information that is or becomes generally part of the public domain without breach of this Waiver and Release or the Separation Agreement by Executive.
c.Executive further agrees that any and all Proprietary and Confidential Information is and shall remain the sole and exclusive property of Company, as applicable, and that all physical reproductions of any nature pertaining to any Proprietary and Confidential Information shall be returned to Company promptly following the Termination Date. Executive hereby confirms that all physical Proprietary and Confidential Information she retains is in a bag located in the Iowa Apartment (as defined in the Separation Agreement), and shall remain in the bag in the Iowa Apartment until such time that Executive or her designee travels to the Iowa Apartment, at which time the Proprietary and Confidential Information in the bag shall be returned promptly to the Company, following which time, Executive (or her designee) shall no longer be in possession of any physical Proprietary and Confidential Information.
4.Executive expressly acknowledges this Waiver and Release and the Separation Agreement are intended to include in their effect, without limitation, any and all claims concerning her employment with the Company of which Executive knows or does not know, should have known, had reason to know or suspect existed in Executive's favor at the time of the applicable execution thereof. Executive recognizes this Waiver and Release and the Separation Agreement extinguish any such claim or claims and that she has no legal recourse, now or in the future, against the Company for any of the claims set forth in either document.
5.Executive represents and certifies that she has carefully read, and fully understands, all of the provisions and effects of this Waiver and Release and the Separation Agreement. Executive further represents and certifies that she entered into this Waiver and Release and the Separation Agreement voluntarily and that neither the Company nor its agents, representatives or attorneys, made any representations concerning the terms or effects of this Waiver and Release or the Separation Agreement other than those contained in either document.
6.Should any tax liability, interest or penalties occur under federal or state law or regulations as a result of the payments made pursuant to the Separation Agreement, Executive agrees to be solely responsible for, and to timely pay, Executive’s portion of any and all such obligations.
7.This Waiver and Release and the Separation Agreement are made and entered into in the State of Iowa, and shall in all respects be interpreted, enforced and governed under the laws of Iowa without regard to any state’s conflicts of laws principles. The language of all parts of this Waiver and Release and the Separation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
8.Should a court declare or determine any provision of this Waiver and Release or the Separation Agreement to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby. It is the parties’ intent that the part, term or provision declared or determined to be illegal or invalid shall be deemed not to be a part of the applicable document.
9.Pursuant to the terms of the Older Workers’ Benefit Protection Act and the Age Discrimination in Employment Act, the Company hereby advises Executive to consult with an attorney prior to signing the Second Execution of the Separation Agreement. Executive acknowledges that she has had the opportunity to consult with an attorney of her choosing prior to signing the Second Execution of the Separation Agreement; and that she was given at least twenty-one (21) days to review and consider the Second Execution of the Separation Agreement. The Separation Agreement waives no rights or claims that may arise after the applicable execution. Executive understands and agrees that (a) no changes to the Separation Agreement or this Waiver and Release (material or otherwise) shall restart the 21-day clock; (b) Executive has no physical or mental impairment of any kind that has interfered with her ability to read and understand the meaning of this Waiver and Release or the Separation Agreement or their terms, and that she is not acting under the influence of any medication or mind-altering chemical of any type in entering into the Separation Agreement or Waiver and Release; (c) by entering into this Waiver and Release and the Separation Agreement, Executive does not waive rights or claims that may arise after the date of either execution of the Separation Agreement, including without limitation any rights or claims that Executive may have to secure enforcement of the terms and conditions of this Waiver and Release or the Separation Agreement; (d) the consideration provided to Executive under the Separation Agreement is in addition to anything of value to which Executive is already entitled; and (e) nothing in this Waiver and Release or the Separation Agreement shall prevent Executive (or her attorneys) from (i) commencing an action or proceeding to enforce this Waiver and Release or the Separation Agreement or (ii) exercising her right under the OWBPA to challenge the validity of her waiver of ADEA claims set forth in this Waiver and Release.
PLEASE READ CAREFULLY. BY SIGNING EACH EXECUTION OF THE SEPARATION AGREMENT, YOU ARE RELEASING ALL KNOWN CLAIMS (EXCEPT FOR FEDERAL AGE DISCRIMINATION CLAIMS IN RESPECT OF THE FIRST EXECUTION). YOU ACKNOWLEDGE AND AGREE THAT YOU WILL HAVE HAD A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER YOUR SECOND EXECUTION OF THE SEPARATION AGREEMENT. IF YOU SIGN THE SECOND EXECUTION OF THE SEPARATION AGREEMENT YOU WILL HAVE UP TO SEVEN (7) DAYS FOLLOWING THE DATE YOU SIGN IT TO REVOKE YOUR SIGNATURE. THE SECOND EXECUTION OF THE SEPARATION AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN (7) DAY PERIOD HAS EXPIRED. YOU SHALL NOT HAVE THE OPPORTUNITY TO REVOKE YOUR FIRST EXECUTION OF THE SEPARATION AGREEMENT.
10.Should Executive decide to revoke her Second Execution of the Separation Agreement after she has signed it, Executive can do so only by delivering a written notification of her revocation, no later than the seventh day after Executive signs the Second Execution of the Separation Agreement, to: American Equity Investment Life Insurance Company, Attention: [REDACTED]. If Executive revokes the Second Execution of the Separation Agreement, that execution shall not be effective or enforceable, and Executive will not receive the severance benefits described in Section 2.b. of the Separation Agreement, other than fifty dollars ($50). For avoidance of doubt, a revocation of the Second Execution shall have no effect on Executive’s First Execution of the Separation Agreement, which shall remain in full force and effect.
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